Exhibit 99.1
INVESTOR CONTACT:	MEDIA CONTACT:
Kerri Thurston	Ted Gartner
Phone | 913/397-8200	Phone | 913/397-8200
E-Mail | investor.relations@garmin.com	E-Mail | media.relations@garmin.com

Garmin Reports First Quarter 2013 Results

Schaffhausen, Switzerland /May 1, 2013/Business Wire

Garmin Ltd. (Nasdaq: GRMN - news) today announced results for the fiscal quarter ended March 30, 2013.

First Quarter 2013 Financial Summary:

•	Total revenue of $532 million, down 4% from $557 million in first quarter 2012
•	Automotive/Mobile segment revenue decreased 10% to $253 million
•	Outdoor segment revenue decreased 1% to $76 million
•	Fitness segment revenue increased 2% to $72 million
•	Marine segment revenue decreased 10% to $50 million
•	Aviation segment revenue increased 10% to $81 million
•	All geographies posted revenue declines:
•	Americas revenue was $286 million, down 3%
•	Europe, Middle East and Africa (EMEA) revenue was $191 million, down 4%
•	Asia Pacific (APAC) revenue was $55 million, down 10%
•	Gross margin improved both sequentially and year-over-year to 52% for first quarter 2013 from 49% in fourth quarter 2012 and 51% in first quarter 2012
•	Operating margin decreased year-over-year to 15%, compared to 16% in first quarter 2012
•	Effective tax rate decreased to (8.6%) in first quarter of 2013 compared to 12.8% in first quarter 2012 due to the release of tax reserves and recognition of the 2012 research and development tax credit; the tax rate adjusted for releases of reserves was 11.6%
•	Diluted earnings per share (EPS) increased 2% to $0.45 from $0.44 in first quarter 2012 including the impact of the one-time tax benefits; pro forma diluted EPS decreased 11% to $0.40 from $0.45 in the same quarter in 2012 (pro forma earnings per share excludes the impact of foreign currency transaction gain or loss and income tax benefit due to completion of tax audits and/or expiration of statutes)
•	Generated $48 million of free cash flow in first quarter 2013

Recent Business Highlights:

•	Announced an auto OEM relationship with Mercedes Benz which will commence in 2013 and add Garmin navigation software to most models by 2017.
•	Delivered the Approach® S2 for golfers and the Edge® 510 and 810 for cyclists, furthering our product innovation and leadership in both categories.
•	Announced an aviation OEM relationship with Enstrom serving their 480B helicopter with the G1000H™ integrated flight deck.
•	Launched new avionics for experimental aircraft including an integrated autopilot solution offering the most sophisticated capabilities for this aircraft class.

•	Announced our GPSMAP® 8000 glass helm series in marine, a flagship series of multi function devices offering new features, an enhanced user interface and a beautiful design.

Executive Overview from Cliff Pemble, President and Chief Executive Officer:

“The first quarter of 2013 proved to be challenging, much as we had anticipated when providing guidance in February,” said Cliff Pemble, president and chief executive officer of Garmin Ltd. “Because we expected revenues to decline, we entered the year cognizant of the need to closely manage expenses which we accomplished. Both advertising and selling, general and administrative expenses declined year-over-year. Research and development expense increased as we remain committed to future innovation that can deliver long-term growth in both consumer and OEM markets.

The outdoor segment posted a slight revenue decline in the seasonally weak first quarter. Though this is a slow start to the year, we remain excited about the innovative products that we will offer throughout the year.

The fitness segment posted revenue growth of 2% in the quarter as we compared against strong initial shipments of the Forerunner™ 910XT which launched in first quarter of 2012 and contributed to 26% growth in the year ago quarter. Even with the difficult comparable, we were pleased to see the strong reception by the cycling community to our Edge 510 and 810 which began to ship in the quarter. In addition, consumers continue to gravitate to our Forerunner 10, capturing a new subset of the running market.

The aviation segment posted revenue growth of 10% as the OEM market contributed strong gains in the quarter. Segment revenues exceeded $80 million for the first time since 2008 when OEM production rates peaked. This is evidence of the strong market share gains that the aviation team has achieved. While excited to post such strong performance in the first quarter, we have much work ahead of us with numerous business jet certifications slated for completion in the months ahead. At the same time, we continue to deliver innovation for the retrofit market – recent examples include new offerings for the experimental aircraft market and updates to the Garmin Pilot application, along with best-in-class certified ADS-B solutions with patent pending technologies that satisfy the FAA mandate for tens of thousands of impacted and eligible aircraft.

In the marine segment, revenues declined 10% year-over-year due to several factors including the overall age of our product lineup, unfavorable weather conditions in the U.S., and ongoing macroeconomic uncertainties.  In addition to decreased revenue, we experienced a significant reduction in gross margins as it became necessary to discount existing products to maintain market share.  Reduced gross margins coupled with a year-over-year increase in research and development expense resulted in an operating loss for the segment.  We believe strongly in the innovation that is forthcoming in our glass helms and future offerings and are committed to returning the segment to profitability.

Looking finally at the auto/mobile segment, we posted a 10% revenue decline in the quarter as the PND market continues to decelerate. Though these results are disappointing, they were not unexpected and we are managing our business accordingly. We remain focused on our goals of market leadership and profitability.

Partially offsetting the decline in PNDs is ongoing growth within our auto OEM market. We were excited to announce the news of our relationship with Mercedes Benz, delivering Garmin navigation to most models over the next four years. We are building a strong reputation in the infotainment market and this business relationship highlights the growing level of confidence amongst OEMs that Garmin can be a major supplier in the industry.”

Financial Overview from Kevin Rauckman, Chief Financial Officer:

“Our first quarter results are largely as we had anticipated with growing revenue contribution from outdoor, fitness, and aviation, which represent our most profitable segments,” said Kevin Rauckman, chief financial officer of Garmin Ltd. “It highlights that we are a company that will continue to be highly profitable even as our automotive/mobile segment declines.

Gross margin for the overall business was 52% in the first quarter improving from 51% in the prior year. Segment mix contributed to the overall strong gross margin with revenue growth in aviation and fitness, which posted gross margins of 70% and 62%, respectively. The automotive/mobile segment also contributed improved gross margins driven by the amortization of previously deferred high margin revenues. As previously discussed, marine gross margins declined significantly partially offsetting the improvements noted above.

Operating margin for the overall business was 15% compared to 16% in the year-ago quarter with the gross margin improvement offset by an increase in research and development expense. Total operating expenses increased $3 million year-over-year and by 210 basis points as a percent of sales. Research and development expense increased by $8 million as we continue to invest for future growth. Other selling, general and administrative and advertising costs decreased by $4 million and $1 million, respectively, on a year-over-year basis due to cost containment efforts. As in prior years, we believe that the first quarter will represent the low point for operating margins and with increased seasonal sales volumes, profitability levels are expected to improve.

Our tax rate in the first quarter was (8.6%) compared to 12.8% in the first quarter of 2012. The negative tax rate in 2013 was primarily driven by release of reserves related to expiration of statutes or completion of tax audits, as well as the impact of research and development tax credits related to 2012 but recognized this quarter when related tax legislation was enacted. Adjusting for the release of reserves, our effective tax rate would have been 11.6% in the quarter.

We continued to generate significant free cash flow (FCF) in the quarter though at a lesser rate than the prior year. A major contributing factor to the lower FCF in the first quarter of 2013 was a $41 million tax-related prepayment that will be recovered in the second quarter. We ended the quarter with a cash and marketable securities balance of over $2.7 billion. We intend to fund our quarterly dividend, share repurchases and future acquisitions with our strong cash position.”

Guidance, Share Repurchase and Dividend Update

Consistent with prior years, Garmin plans to update guidance following the second quarter which is seasonally stronger, providing a better preview for the second half of the year. Revenue and pro forma EPS in the first quarter were consistent with our expectations.

Garmin did not purchase shares in the first quarter under the $300 million authorization approved by the Board of Directors on February 15. The repurchase authorization remains in effect and management intends to repurchase shares from time to time as conditions warrant.

As announced in February, the Board will recommend to the shareholders for approval at the annual meeting to be held on June 7, 2013 a cash dividend in the amount of $1.80 per share (subject to possible adjustment based on the total amount of the dividend in Swiss Francs as approved at the annual meeting)  payable in quarterly installments.

Non-GAAP Measures

Pro forma net income (earnings) per share

Management believes that net income per share before the impact of foreign currency translation gain or loss and income tax benefits due to completion of tax audits and/or expiration of statutes is an important measure. The majority of the Company’s consolidated foreign currency gain or a loss result from transactions involving the Euro, the British Pound Sterling and the Taiwan Dollar and from the exchange rate impact of the significant cash and marketable securities, receivables and payables held in U.S. dollars at the end of each reporting period by the Company’s various non U.S. subsidiaries. Such gain or loss is required under GAAP because the functional currency of the subsidiaries differs from the currency in which various assets and liabilities are held. However, there is minimal cash impact from such foreign currency gain or loss. The Company’s income tax expense is periodically impacted by material reserve releases related to completion of audits and/or the expiration of statutes effecting prior periods. This is not reflective of the current effective tax rate. Accordingly, earnings per share before the impact of foreign currency translation gain or loss and income tax benefits due to completion of tax audits and/or expiration of statutes permits a consistent comparison of the Company’s operating performance between periods.

The following table contains a reconciliation of GAAP net income per share to pro forma net income per share.

Net income per share (Pro Forma)

(in thousands, except per share information)

	13-Weeks Ended
	March 30,	March 31,
	2013	2012

Net Income (GAAP)	$88,666	$86,858
Foreign currency loss, net of adjusted tax rate	$7,377	$1,735
Income tax benefit due to completion of tax audits and/or expiration of statutes	$(16,536)	-
Net income (Pro Forma)	$79,507	$88,593
Net income per share (GAAP):
Basic	$0.45	$0.45
Diluted	$0.45	$0.44
Net income per share (Pro Forma):
Basic	$0.41	$0.45
Diluted	$0.40	$0.45
Weighted average common shares outstanding:
Basic	195,630	194,742
Diluted	196,457	195,673

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flow less capital expenditures for property and equipment.

The following table contains a reconciliation of GAAP net cash provided by operating activities to free cash flow.

Garmin Ltd. And Subsidiaries

Free Cash Flow

(in thousands)

	13-Weeks Ended
	March 30,	March 31,
	2013	2012
Net cash provided by operating activities	$59,363	$122,228
Less: purchases of property and equipment	$(11,616)	$(5,758)
Free Cash Flow	$47,747	$116,470

Earnings Call Information

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, May 1, 2013 at 10:30 a.m. Eastern
Where:	http://www.garmin.com/en-US/company/investors/events/
How:	Simply log on to the web at the address above or call to listen in at (888) 510-1762
Contact:	investor.relations@garmin.com

An archive of the live webcast will be available until June 1, 2013 on the Garmin website at http://www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business. Any statements regarding the Company’s estimated earnings and revenue for fiscal 2013, the Company’s expected segment revenue growth rate, margins, new products to be introduced in 2013 and the Company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 29, 2012 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2012 Form 10-K can be downloaded from http://www.garmin.com/en-US/company/investors/sec/form-10-K/.

The global leader in satellite navigation, Garmin Ltd. and its subsidiaries have designed, manufactured, marketed and sold navigation, communication and information devices and applications since 1989 – most of which are enabled by GPS technology.  Garmin’s products serve automotive, mobile, wireless, outdoor recreation, marine, aviation, and OEM applications. A member of the S&P 500 Index, Garmin Ltd. is incorporated in Switzerland, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. For more information, visit Garmin's virtual pressroom at http://www8.garmin.com/company/newsroom/ or contact the Media Relations department at 913-397-8200.

Garmin, Approach, Edge, GPSMAP and Forerunner are registered trademarks and G1000H is a trademark of Garmin Ltd. or its subsidiaries. All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved.

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(In thousands, except per share information)

	13-Weeks Ended
	March 30,	March 31,
	2013	2012
Net sales	$531,957	$556,597
Cost of goods sold	255,824	272,838
Gross profit	276,133	283,759

Advertising expense	22,249	23,591
Selling, general and administrative expense	86,269	90,116
Research and development expense	87,689	79,719
Total operating expense	196,207	193,426
Operating income	79,926	90,333
Other income (expense):
Interest income	8,898	9,671
Foreign currency gains (losses)	(8,348)	(1,989)
Other	1,158	1,541
Total other income (expense)	1,708	9,223

Income before income taxes	81,634	99,556
Income tax (benefit) provision	(7,032)	12,698
Net income	$88,666	$86,858
Net income per share:
Basic	$0.45	$0.45
Diluted	$0.45	$0.44
Weighted average common shares outstanding:
Basic	195,630	194,742
Diluted	196,457	195,673

Garmin Ltd. And Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share information)

	(Unaudited)
	March 30,	December 29,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$1,093,440	$1,231,180
Marketable securities	145,478	153,083
Accounts receivable, net	450,594	603,673
Inventories, net	396,010	389,931
Deferred income taxes	68,528	68,785
Deferred costs	53,534	53,948
Prepaid expenses and other current assets	106,371	35,520
Total current assets	2,313,955	2,536,120
Property and equipment, net	407,591	409,751
Marketable securities	1,479,764	1,488,312
Restricted cash	835	836
Noncurrent deferred income tax	92,828	93,920
Noncurrent deferred costs	37,955	42,359
Other intangible assets, net	223,316	232,597
Other assets	14,176	15,229
Total assets	$4,570,420	$4,819,124
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$112,170	$131,263
Salaries and benefits payable	55,727	55,969
Accrued warranty costs	34,654	37,301
Accrued sales program costs	39,716	57,080
Deferred revenue	250,217	252,375
Accrued royalty costs	10,315	71,745
Accrued advertising expense	14,484	25,192
Other accrued expenses	59,930	69,806
Deferred income taxes	214	332
Income taxes payable	27,674	32,031
Dividend payable	-	175,932
Total current liabilities	605,101	909,026
Deferred income taxes	2,421	2,467
Non-current income taxes	171,915	181,754
Non-current deferred revenue	171,662	193,047
Other liabilities	996	1,034
Stockholders’ equity:
Shares, CHF 10 par value, 208,077,418 shares authorized and issued; 195,658,572 shares outstanding at March 30, 2013; and 195,591,854 shares outstanding at December 29, 2012	1,797,435	1,797,435
Additional paid-in capital	77,723	72,462
Treasury stock	(79,479)	(81,280)
Retained earnings	1,693,291	1,604,625
Accumulated other comprehensive income	129,355	138,554
Total stockholders’ equity	3,618,325	3,531,796
Total liabilities and stockholders’ equity	$4,570,420	$4,819,124

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	13-Weeks Ended
	March 30,	March 31,
	2013	2012
Operating Activities:
Net income	$88,666	$86,858
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	12,619	13,790
Amortization	9,272	11,609
Loss on sale of property and equipment	36	10
Provision for doubtful accounts	727	1,037
Deferred income taxes	1,493	(2,271)
Unrealized foreign currency (gains) losses	(495)	3,626
Provision for obsolete and slow moving inventories	6,033	7,858
Stock compensation expense	5,438	9,844
Realized gains on marketable securities	(1,073)	(635)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	152,307	185,166
Inventories	(13,608)	(12,506)
Other current and non-current assets	(50,322)	16,950
Accounts payable	(18,377)	(58,319)
Other current and non-current liabilities	(100,784)	(128,093)
Deferred revenue	(23,329)	(884)
Deferred cost	4,813	186
Income taxes payable	(14,053)	(11,998)
Net cash provided by operating activities	59,363	122,228
Investing activities:
Purchases of property and equipment	(11,616)	(5,758)
Proceeds from sale of property and equipment	12	2
Purchase of intangible assets	(347)	(2,929)
Purchase of marketable securities	(258,604)	(250,431)
Redemption of marketable securities	270,925	207,143
Advances under loan receivable commitment	(18,324)	-
Change in restricted cash	(1)	(57)
Acquisitions, net of cash acquired	-	(2,816)
Net cash used in investing activities	(17,955)	(54,846)
Financing activities:
Dividends paid	(175,956)	(77,915)
Proceeds from issuance of treasury stock related to equity awards	1,474	2,883
Tax benefit from issuance of equity awards	258	860
Purchase of treasury stock	(62)	(311)
Net cash used in financing activities	(174,286)	(74,483)
Effect of exchange rate changes on cash and cash equivalents	(4,862)	5,732
Net decrease in cash and cash equivalents	(137,740)	(1,369)
Cash and cash equivalents at beginning of period	1,231,180	1,287,160
Cash and cash equivalents at end of period	$1,093,440	$1,285,791

Garmin Ltd. And Subsidiaries

Revenue, Gross Profit, and Operating Income by Segment (Unaudited)

	Reporting Segments
	Outdoor	Fitness	Marine	Auto/ Mobile	Aviation	Total

13-Weeks Ended March 30, 2013
Net sales	$76,165	$72,437	$50,296	$252,589	$80,470	$531,957
Gross profit	$44,475	$44,968	$23,347	$107,120	$56,223	$276,133
Operating income (loss)	$21,588	$19,892	$(2,440)	$20,032	$20,854	$79,926
13-Weeks Ended March 31, 2012
Net sales	$77,162	$71,215	$56,064	$279,269	$72,887	$556,597
Gross profit	$47,262	$43,494	$33,496	$109,831	$49,676	$283,759
Operating income	$25,909	$20,651	$8,778	$17,935	$17,060	$90,333